For the semi-annual period ended March 31, 1998
File number 811-6677

                         SUB-ITEM 77 0

                            EXHIBITS

          Transactions Effected Pursuant to Rule 10f-3

1.   Name of Issuer
       Tower Realty Trust, Inc.

2.   Date of Purchase
       10/09/97

3.   Number of Securities Purchased
       26,700

4.   Dollar Amount of Purchase
       $694,200

5.   Price Per Unit
       $26.00

6.   Name(s) of Underwriter(s) or Dealer(s)
     From whom Purchased

     Merrill  Lynch,  Pierce, Fenner  and  Smith
Inc.

7.   Other Members of the Underwriting Syndicate

     Morgan  Stanley, Goldman Sachs and  Merrill
Lynch
    Legg Mason Wood Walker, Inc.
    Prudential Securities Incorporated
    Smith Barney, Inc.
    Nationsbanc Montgomery Securities, Inc.
    Board of Trustees Alex Brown, Inc.
    SBC Warburg Dillon Reed, Inc.
    Donaldson, Luftkin & Jenrette Securities
    A.G. Edwards & Sons
    Goldman Sachs & Co.
    Lazard Freres & Co.
    Lehman Brothers, Inc.
    PaineWebber Inc.
    Advest, Inc.
    J.C. Bradford & Co.
    Cowen & Co.
    EVEREN Securities, Inc.
    Ferris, Baker, Watts, Inc.
    First of Michigan Corp.
    Furman Selz LLC
    Gruntal & Co. LLC
    Interstate/Johnson Lane Corp.
    Janney Montgomery Scott, Inc.
    Jeffries & Company, Inc.
    Edward D. Jones & Co.
    McDonald & Company Securities, Inc.
    Mesirow Financial, Inc.
    Morgan Keegan & Company
    Nesbitt Burns Securities, Inc.
    Ormes Capital Markets, Inc.
    Piper Jaffray, Inc.
    Principal Financial Securities, Inc.
    Rauscher Pierce Refsnes, Inc.
    Raymond James & Associates, Inc.
    The Robinson-Humphrey Company, Inc.
    Roney & Co. LLC
    Sands Brothers & Co.
     Stifel, Nicolaus & Co.
    Sutro & Co.
    Tucker Anthony, Inc.
    Utendahl Capital Partners
    Wheat First Securities, Inc.